EXHIBIT 23.1


               Consent of Independent Certified Public Accountants

We have issued our report dated October 15, 2002 accompanying the financial statements of Nephros, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report on the Registration Statement and Propectus, and to the use of our names as it appears under the caption "Experts."



/s/ Grant Thornton LLP

January 14, 2003
New York, New York